Exhibit 99.1

Kourtney Gibson Elected to MarketAxess Board of Directors

NEW YORK, July 21, 2020 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for global fixed-income markets, today announced the election of Kourtney Gibson to its Board of Directors, effective July 16, 2020.

Ms. Gibson is President of Loop Capital Markets, one of the largest privately-held investment banking, brokerage and advisory firms headquartered in the U.S., which provides capital solutions for corporate, government and institutional clients. She started with Loop Capital in 1997 as an intern and rose to become head of both the firm’s equity and taxable fixed income divisions. Ms. Gibson currently oversees brand-building efforts at Loop Capital, with a focus on growing and strengthening strategic client relationships across the firm’s business lines. In addition, Ms. Gibson identifies and pursues firm-wide opportunities for growth and operational improvement. She is a member of The Economic Club of Chicago and the Treasury Market Practices Group sponsored by the Federal Reserve Bank of New York. Ms. Gibson is also a CNBC TV contributor.

Rick McVey, Chairman and Chief Executive Office, said: “Kourtney’s breadth of experience will bring valuable perspectives on changes in the capital markets as we chart our growth strategy for the years ahead. Given her dynamic background in both equity and fixed income markets, and her broad-based investor client relationships, she is an ideal addition to our board. Kourtney is a respected voice in the industry and I am looking forward to working with her.”

Ms. Gibson said: “MarketAxess stands out as one of the most successful growth companies in financial technology, delivering valuable innovations that have strengthened the efficiency and resilience of global fixed income markets. I am excited to join Rick and the rest of the board at MarketAxess as they pursue the many opportunities still in front of the company in the years ahead.”

Ms. Gibson received a Masters in Business Administration from Northwestern University’s Kellogg School of Management and a Bachelor of Business Administration from the University of Miami. Ms. Gibson sits on the board of trustees at the University of Miami, where she serves on the Executive Committee and Investment Committee, and Viterbo University, where she serves on the Finance Committee. She also serves on the board of the Dibia Dream Foundation and is Chairman of the board of the Chicago Scholars Foundation.

MarketAxess increased the size of its Board to 13 directors to accommodate Ms. Gibson’s election, following the addition of Nancy Altobello, Richie Prager and Justin Gmelich to the board in 2019.

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About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,700 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Investor Relations Contact:

David Cresci

MarketAxess Holdings Inc.

+1-212-813-6027

Media Relations Contact:

Kyle White

MarketAxess Holdings Inc.

+1-212-813-6355